                                                                  Exhibit 10.19*


The confidential portions of this exhibit, which have been removed and replaced with an asterisk, have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406.


                                 THIRD AMENDMENT
                               TO SUPPLY AGREEMENT

This THIRD AMENDMENT is made to the Supply Agreement between WILSON GREATBATCH LTD. ("WGL") and MEDTRONIC, INC. ("Medtronic") dated July 31, 1991 (the "Supply Agreement") and to the first Amendment to that Supply Agreement dated June 3, 1996 (the "First Amendment") and to the second Amendment dated March 14, 1997 (the Second Amendment").

                                    RECITALS

Medtronic and WGL desire to amend certain terms of the Supply Agreement, the First Amendment to Supply Agreement, and the Second Amendment to Supply Agreement in writing pursuant to Section 13.6 of the Supply Agreement.

The parties therefore agree as follows:

1. WGL will be provided the specifications for cells for one or more models of Medtronic's Platform B Product family along with Medtronic's model and parameters for testing any WGL developed product design. The specifications established by Medtronic will be no more demanding than those specifications Medtronic would require of the Medtronic Promeon division. However, WGL and Medtronic agree that it would be difficult for the Medtronic Promeon division and WGL to provide identical cells for the same Medtronic Platform B product. Therefore, WGL will be given the opportunity to supply cells for one or more models of the Platform B Product family subject to the terms and conditions contained herein. WGL agrees that to the extent the Medtronic Promeon division can reasonably demonstrate its ability to meet the established specifications, WGL will not dispute or challenge the validity of the specifications and testing criteria established. In no event will the fact that the specifications are not reasonably within the existing or imminently planned for capabilities of WGL as provided for in the Supply Agreement be submitted as a reason for WGL to fail to meet the specifications.

2. WGL and Medtronic will mutually agree upon completion dates and development schedule milestones. WGL will be incorporating new cell technology which will be qualified in parallel with the Platform B product design. Qualification of the new technology will include adequate life testing mutually agreed upon by both Medtronic and WGL.

3. Medtronic agrees to pay nonreoccuring engineering fees to WGL in the amount of * to design a cell for the Platform B Product line. Payment shall be made in amounts and at times as mutually agreed upon and consistent with past development efforts between the parties.

4. In the event WGL successfully designs a Platform B cell which meets Medtronics specifications and modeling requirements, Medtronic would agree to purchase a minimum of * cells at a price of * per cell. In addition, Medtronic would agree to purchase its requirements for the cells for the specific approved Platform B design, provided that there are no quality, regulatory or patient safety issues which would preclude Medtronic from continuing to include WGL's design in its Platform B product. If at any time, Medtronic determines that the Platform B design that WGL is supplying under this Agreement is defective or fails to meet the specifications set forth for the design or model testing of the design, Medtronic shall be under no further obligation to purchase any cells from WGL including the minimum set forth herein and Medtronic shall be free to supply cells for the WGL design from the Medtronic Promeon division.

In the event the Supply Agreement expires prior to Medtronic purchasing the cells pursuant to the above, Medtronic would agree to continue purchasing cells up to the minimum amount of * cells beyond the term of the contact, however in no event will the obligation to purchase the * cells be deemed a requirement to continue any other obligations under the existing Supply Agreement beyond the original termination date.

5. If WGL does not successfully meet the Medtronic specifications for design and model testing, Medtronic shall be under no further obligation to purchase any cells from WGL either under this Agreement or the original Supply Agreement. The failure of WGL to meet milestones or delivery schedules shall also entitle Medtronic to supply batteries from the Medtronic Promeon, division for the Platform B cell designed by WGL.

6. Minimum purchase quotas required for under the terms of the Supply Agreement are hereby deleted. Other than as specified in Section 4 above, Medtronic shall be under no obligation to purchase any minimum requirements for SVO batteries from WGL during the remaining third contract period.

7. Medtronic and WGL acknowledge that WGL is currently holding a * prepayment made by Medtronic under the Supply Agreement. Concurrent with the payment by Medtronic of the * referred to in Section 8 below, WGL will repay to Medtronic the * prepayment.

8. Medtronic will release payment of * currently being held in accounts payable at Medtronic for prior WGL product purchases.

9. The requirements under the Supply Agreement pertaining to manufacturing fees are hereby deleted and replaced as follows:

      Medtronic will pay WGL a manufacturing fee in the amount of * for each SVO cell manufactured by the Medtronic Promeon division which is incorporated into a finished implantable defibrillator produced by Medtronic. These payments will be due until the end of the third contract period which is July 31, 2001. In no event will Medtronic's agreement to purchase the minimum cells specified in Section 4.

      beyond July 31, 2001, be deemed an extension of this contract for purposes of payment of manufacturing fees.

      The parties acknowledge that the payment of manufacturing fees for the first contract year under the third contract period are due August 1, 1999.

10. Medtronic shall have no obligation to purchase any further SVO batteries for the Medtronic Model 7221 and 7271 Implantable Cardiac Defibrillators other than as follows:

      WGL currently has in its possession * cells that may be suitable for use by Medtronic in its Gem DR device. To preserve the option of using these * cells, Medtronic has agreed to buy them from WGL. The purchase price for these * cells shall be * per cell. WGL recognizes that it is in its interest to have Medtronic purchase the * cells. As a condition of Medtronic's agreement to purchase, WGL agrees that Medtronic may return any or all of the * cells to WGL at any time and for any reason, and further agrees that Medtronic will receive credit for any of the cells that it chooses to return.

Except as modified by this Third Amendment, all terms and provisions of the Supply Agreement, First Amendment and Second Amendment shall remain in full force and effect. To the extent there are any inconsistencies between the terms of this Amendment and the Supply Agreement, First Amendment or Second Amendment, the terms of this Third Amendment shall apply.

With their signature below, each of the parties indicated they have read, understand and agreed to the terms of this Third Amendment

MEDTRONIC, INC.

By /s/ Jon T. Tremmel                   Date: 7/20/99
  ---------------------------------          -----------------------------------
  Jon T. Tremmel, Vice President and
  President Tachyarrhythmia Management
  Business


WILSON GREATBATCH LTD.

By /s/ Edward F. Voboril                Date: 7/22/99
  ---------------------------------          -----------------------------------
  Edward F. Voboril, President